Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE
Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF
$0.23 VS.$0.20 ON 33% INCREASE IN
NET SALES FOR QUARTER ENDED
OCTOBER 31, 2005

LITTLE FALLS, New Jersey (December 8, 2005) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,746,000, an increase of 21%, or $0.23 per diluted share, on sales of $60,233,000, an increase of 33%, for its first quarter ended October 31, 2005, as compared with net income of $3,107,000, or $0.20 per diluted share, on sales of $45,342,000 for the quarter ended October 31, 2004.  Of the 33% increase in net sales, 4% was from the Company’s core businesses (6% without Carsen) and 29% was from Crosstex, which was acquired on August 1, 2005.

Mr. James P. Reilly, President and Chief Executive Officer of Cantel, commented, “The results for the quarter ended October 31, 2005 included approximately $683,000, net of tax, or $0.04 per diluted share, of one-time expenses related to the acquisition of Crosstex in August 2005.  We also provided approximately $122,000, net of tax, or $0.01 per diluted share, in wind down costs related to the nonrenewal of the Carsen distribution of Olympus products in Canada at July 31, 2006.  Such wind down costs will continue throughout fiscal 2006.”  Reilly noted, “In addition, approximately $312,000, net of tax, or $0.02 per diluted share, of stock-based compensation was expensed in the 2005 quarter.  Although not included in the 2004 quarter, stock-based compensation would have been approximately $460,000, net of tax, or $0.03 per diluted share.”

Reilly added, “We are very pleased with the results for the quarter ended October 31, 2005 and remain optimistic about the balance of fiscal 2006.  However, we still face significant challenges, including the nonrenewal of the Carsen distribution of Olympus products in Canada at July 31, 2006 and the continuing consolidation in the dialysis industry, which could result in a reduction of reuse dialysis clinics, as well as increased pricing pressures on some of our dialysis products.  The acquisition and integration of Crosstex has gone extremely well, and we expect continued growth and accretion during the balance of fiscal 2006 and throughout fiscal 2007.  As always, we remain dedicated to our mission of enhancing our position as a leading provider of infection prevention and control products and services, while working to replace the Carsen distribution business in fiscal 2007 by organic growth and strategic acquisitions.”

The Company further reported that its balance sheet at October 31, 2005 included current assets of $92,654,000, including cash of $20,950,000, a current ratio of 2.85:1, a ratio of funded debt to equity of .54:1, net debt of $44,550,000 and stockholders’ equity of $121,538,000.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, endoscopy and surgical products, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. The Company also sells scientific instrumentation products, provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2005 on Thursday, December 8, 2005 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Thursday, December 8 at 2:00 PM through midnight on December 9, by dialing 1-877-660-6853 and using passcode #286 and conference ID #181317.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=98863. A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended October 31,
	2005	2004

Net sales	$60,233	$45,342

Cost of sales	37,086	28,127

Gross profit	23,147	17,215

Operating expenses:
Selling	6,417	5,408
General and administrative	8,111	5,450
Research and development	1,220	984
Total operating expenses	15,748	11,842

Income before interest and income taxes	7,399	5,373

Interest expense - net	1,052	351

Income before income taxes	6,347	5,022

Income taxes	2,601	1,915

Net income	$3,746	$3,107

Earnings per common share - diluted	$0.23	$0.20

Weighted average shares - diluted	16,585	15,884

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2005	July 31, 2005
Assets
Current assets	$92,654	$93,666
Property and equipment, net	35,861	22,661
Intangible assets	46,091	13,317
Goodwill	67,551	33,343
Other assets	2,074	1,353
	$244,231	$164,340

Liabilities and stockholders’ equity
Current portion of long-term debt	$2,500	$15,750
Other current liabilities	30,043	26,901
Long-term debt	63,000	—
Other long-term liabilities	27,150	13,063
Stockholders’ equity	121,538	108,626
	$244,231	$164,340